Exhibit 99.1

Contacts:

For Mondelēz International		For D.E Master Blenders 1753

Media Michael Mitchell +1-847-943-5678 news@mdlz.com	Investors Dexter Congbalay +1-847-943-5454 ir@mdlz.com	Europe Frans van der Grint +31 20 404 4704 frans.vandergrint@ hkstrategies.com	U.S. Tom Johnson +1-212-371-5999 tbj@abmac.com

Mondelēz International & D.E Master Blenders 1753

to Form World’s Leading Pure-Play Coffee Company

•	Partnership Will Combine Jacobs and Tassimo with Douwe Egberts and Senseo in Portfolio of Iconic Coffee Brands

•	Compelling Strategic Fit Due to Highly Complementary Brands, Geographic Profile and Technology Platforms

•	Combined Company to Capitalize on Significant Global Growth Opportunities through Increased Scale, Greater Focus and Targeted Investment

DEERFIELD, Ill. & AMSTERDAM – May 7, 2014 – Mondelēz International, Inc. (NASDAQ: MDLZ) and D.E Master Blenders 1753 B.V. today announced their intention to combine their respective coffee businesses to create the world’s leading pure-play coffee company, with annual revenues of more than $7 billion (€5 billion) and an EBITDA1 margin in the high teens.

The new company, to be called Jacobs Douwe Egberts (JDE), will be based in the Netherlands. It will hold leading market positions in more than two dozen countries and have a strong emerging market presence, giving it significant revenue synergy opportunities in the $81 billion global coffee category2. The two companies own some of the world’s leading coffee brands, such as Jacobs, Carte Noire, Gevalia, Kenco, Tassimo and Millicano from Mondelēz International and Douwe Egberts, L’OR, Pilão and Senseo from D.E Master Blenders 1753.

“Jacobs Douwe Egberts will leverage the rich histories of both companies, combining our complementary geographic footprints, portfolios of iconic brands and innovative technologies to offer more people around the world more access to high-quality coffee and allowing the company to capitalize on the significant growth opportunities in a highly attractive market,” said Pierre Laubies, CEO of D.E Master Blenders 1753 and prospective CEO of the combined company.

[1]	Earnings Before Interest, Taxes, Depreciation and Amortization
[2]	Euromonitor, 2013

“We’re delighted with this transaction and the substantial value we expect to create for our shareholders,” said Irene Rosenfeld, Chairman and CEO of Mondelēz International, whose coffee portfolio has outpaced market growth since 2010, thanks to innovations such as the Tassimo multibeverage on-demand brewing system and Millicano wholebean instant coffee. “By retaining a significant stake in the combined company, we’ll continue to benefit from the future growth of the coffee category and share in the synergies and tremendous upside of this leading, one-of-a-kind coffee company.”

Transaction Summary

The parties have entered into an agreement to combine Mondelēz International’s wholly owned coffee portfolio (outside of France) with D.E Master Blenders 1753. In conjunction with this transaction, Acorn Holdings B.V. (“AHBV”), owner of D.E Master Blenders 1753, has made a binding offer to receive Mondelēz International’s coffee business in France. The parties have also invited Mondelēz International’s partners in certain joint ventures to join the new company. The transactions remain subject to regulatory approvals and the completion of employee information and consultation requirements.

In 2013, Mondelēz International’s wholly owned coffee business generated approximately $3.9 billion (€2.9 billion) in revenue, and D.E Master Blenders 1753 generated approximately $3.4 billion (€2.5 billion) in revenue.

Upon completion of all proposed transactions, Mondelēz International will receive cash of approximately $5 billion and a 49 percent equity interest in Jacobs Douwe Egberts. AHBV will hold a majority share in the proposed combined company and will have a majority of the seats on the Board, which will be chaired by current D.E Master Blenders 1753 Chairman Bart Becht. AHBV is owned by an investor group led by JAB Holding Company s.à r.l. Mondelēz International will have certain minority rights.

The transactions are expected to be completed in the course of 2015, subject to limited closing conditions, including regulatory approvals. During this time, Mondelēz International and D.E Master Blenders 1753 will undertake consultations with all Works Councils and employee representatives as required in connection with the transactions.

The new company’s executive leadership team will be named at a later date and will consist of executives from both D.E Master Blenders 1753 and Mondelēz International. Fact sheets with key data about the coffee businesses of both companies are available for download at http://bit.ly/1iiBeFe.

About D.E Master Blenders 1753

D.E Master Blenders 1753 is a leading pure-play coffee and tea company that offers an extensive range of high-quality, innovative products through well-known brands such as Douwe Egberts, Senseo, L’OR, Pilão, Merrild, Moccona, Pickwick and Tea Forte in both retail and out of home markets. The company holds a number of leading market positions across Europe, Brazil, Australia and Thailand and its products are sold in more than 45 countries. D.E Master Blenders 1753 generated sales of more than €2.5 billion in 2013 and employs around 7,500 people worldwide. For more information, please visit www.demasterblenders1753.com.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2013 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in chocolate, biscuits, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Cadbury, Cadbury Dairy Milk and Milka chocolate, Jacobs coffee, Oreo, LU and Nabisco biscuits, Tang powdered beverages and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com and www.facebook.com/mondelezinternational.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “intend” and similar expressions are intended to identify these forward-looking statements, including, but not limited to, statements about: the parties’ entry into the transactions, the timeframe for completing the transactions and the financial and growth prospects for the new company; the cash proceeds and ownership interests to be received in the transactions; creation of value for shareholders; coffee category growth; and the benefits of the transactions to Mondelēz International. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Mondelēz International’s control, which could cause Mondelēz International’s actual results to differ materially from those indicated in these forward-looking statements. Such factors include, but are not limited to, risks that the parties will fail to successfully complete the transactions on the anticipated timeframe and that the transactions will not yield the anticipated benefits. Please also see Mondelēz International’s risk factors, as they may be amended from time to time, set forth in Mondelēz International’s filings with the SEC, including its most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

# # #

3